EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-222565, 333-227791 and 333-250978) and Form S-3 (No. 333-251039) of Cure Pharmaceutical Holding Corp., (the “Company”) of our report dated April 1, 2022, with respect to the Company’s consolidated financial statements as of December 31, 2021 and 2020, which appears in this annual report on Form 10-K for the year ended December 31, 2021.

RBSM, LLP

Las Vegas, NV

April 1, 2022